As filed with the Securities and Exchange Commission on January 26, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
CASTOR MARITIME INC.
(Exact name of Registrant as specified in its charter)
________________________

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)

Castor Maritime Inc. Attn: Petros Panagiotidis 223 Christodoulou Chatzipavlou Street Hawaii Royal Gardens, 3036 Limassol Cyprus + 357 25 357 767	Seward & Kissel LLP Attention: Edward S. Horton, Esq. Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)
________________________
Copies to:
Edward S. Horton, Esq.
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574‑1200 (telephone number)
(212) 480‑8421 (facsimile number)
________________________

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ⌧

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ⌧
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Common Shares, par value $0.001 per share				$76,370
Preferred Share Purchase Rights (4)
Preferred shares
Debt Securities (5)
Warrants (6)
Purchase Contracts (7)
Rights (8)
Units (9)
Total	$700,000,000		$700,000,000(1)(2)	$76,370

(1)
An indeterminate aggregate initial offering amount or number of common shares, preferred shares, debt securities, warrants, purchase contracts, rights and units are being registered as may from time to time be issued in offerings at indeterminate prices in an aggregate amount not to exceed $700,000,000 or the equivalent thereof in foreign currencies. Also includes such indeterminate amount of securities of the types listed above that are convertible or rearrangeable into one or more of the securities listed above.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In no event will the aggregate offering price of all securities sold by Castor Maritime Inc. pursuant to this registration statement exceed $700,000,000.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)
Preferred share purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.

(5)
If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $700,000,000.

(6)	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $700,000,000.
(7)	There is being registered hereunder an indeterminate number of rights as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $700,000,000.
(8)	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $700,000,000.
(9)
There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $700,000,000. Units may consist of any combination of the securities offered by Castor Maritime Inc. registered hereunder.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective.

PROSPECTUS

$700,000,000
Common Shares, Preferred Share Purchase Rights, Preferred Shares,
Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:
(1)	our common shares (including preferred share purchase rights),
(2)	our preferred shares,
(3)	our debt securities,
(4)	our warrants,
(5)	our purchase contracts,
(6)	our rights, and
(7)	our units.
The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.
The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Risk Factors” beginning on page 5 of this prospectus, and the other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is               , 2021.

ABOUT THIS PROSPECTUS
Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, we may sell our common shares (including preferred share purchase rights), preferred shares, debt securities, warrants, purchase contracts and units that are described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities pursuant to this prospectus, we will provide you with a prospectus supplement that will describe the specific types, amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all of the information in the registration statement. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under “Where You Can Find Additional Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Other than in the United States, no action has been taken by us or any underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

TABLE OF CONTENTS

Page
SUMMARY	1

RISK FACTORS	5

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8

USE OF PROCEEDS	10

ENFORCEMENT OF CIVIL LIABILITIES	11

CAPITALIZATION	12

PLAN OF DISTRIBUTION	13

DESCRIPTION OF SHARE CAPITAL	15

DESCRIPTION OF DEBT SECURITIES	17

DESCRIPTION OF WARRANTS	23

DESCRIPTION OF PURCHASE CONTRACTS	24

DESCRIPTION OF RIGHTS	25

DESCRIPTION OF UNITS	26

TAX CONSIDERATIONS	27

EXPENSES	28

LEGAL MATTERS	28

EXPERTS	28

WHERE YOU CAN FIND ADDITIONAL INFORMATION	28

SUMMARY
This section summarizes some of the information that is contained in this prospectus. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus.
Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we”, “us” and “our” refer to Castor Maritime Inc. and all of its subsidiaries, and “Castor Maritime Inc.” refers only to Castor Maritime Inc. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is in the U.S. dollar and all references in this prospectus to “$” or “dollars” are to U.S. dollars.
Our Company
We are Castor Maritime Inc., a growth-oriented global shipping company that was incorporated in the Republic of the Marshall Islands in September 2017 for the purpose of acquiring, owning, chartering and operating ocean going cargo vessels. Currently, we are a provider of worldwide seaborne transportation services for dry bulk cargo, including, among others, iron ore, coal and grain, collectively referred to as "major bulks," and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as "minor bulks".
Our Fleet
As of the date of this prospectus, we own a fleet which consists of six (6) dry bulk carriers with an average age of 14.6 years and a combined carrying capacity of 457,411 dwt, which we refer to collectively as our "Fleet". On January 20, 2021, we, through a separate wholly-owned subsidiary, entered into an agreement to purchase a 2006 Japanese-built Capesize dry bulk carrier from an unaffiliated third-party seller for a purchase price of $17.5 million which we expect to take delivery of at the end of the first quarter or in the beginning of the second quarter of 2021, subject to the satisfaction of certain customary closing conditions. We intend to further expand our operating fleet by actively seeking additional vessel acquisition opportunities across all vessel sizes and segments, including those outside of the dry bulk segment.
Our commercial strategy primarily focuses on deploying our Fleet under a mix of period time charters and spot charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flows and high utilization rates associated with period time charters or to profit from attractive spot charter rates during periods of strong charter market conditions.
The following table summarizes key information about our Fleet as of the date of this prospectus:
Vessel Name	Year Built	Capacity (dwt)	Type of Charter	Delivered to Castor	Estimated Earliest Charter Expiration	Estimated Latest Charter Expiration
Magic P	2004	76,453	Period Time Charter (1)	February 2017	December 2020	March 2021
Magic Sun	2001	75,311	Time Charter Trip (2)	September 2019	February 2021	February 2021
Magic Moon	2005	76,602	Period Time Charter (3)	October 2019	July 2021	September 2021
Magic Rainbow	2007	73,593	Time Charter Trip (4)	August 2020	February 2021	February 2021
Magic Horizon	2010	76,619	Period Time Charter (5)	October 2020	August 2021	December 2021
Magic Nova	2010	78,833	Period Time Charter (6)	October 2020	April 2021	July 2021

(1)
On July 9, 2020, the Magic P commenced a period time charter agreement with Oldendorff Carriers GMBH & Co. KG Luebeck with duration of a minimum of five (5) months up to a maximum of eight (8) months and a gross daily hire rate of $9,000.

(2)
On December 31, 2020, the Magic Sun commenced employment under a time charter trip with China Coal Solution Chartering Private Limited at a gross daily charter rate of $8,000. This time charter trip has an approximate duration of 25-40 days.

(3)
On January 18, 2021, the Magic Moon commenced employment under a period time charter with ST Shipping and Transport Pte Ltd at a gross daily charter rate of $10,500. This period time charter has a minimum term of about six (6) months up to a maximum of about eight (8) months.

(4)
On December 21, 2020, the Magic Rainbow commenced employment under a time charter trip with Oceanways Shipping Ltd. at a gross daily charter rate of $9,500. This time charter trip has an approximate duration of 50-55 days.

(5)
On October 13, 2020, the Magic Horizon commenced employment under a period time charter with Louis Dreyfus Company Suisse S.A. at a gross daily charter rate of $11,000. This period time charter has a minimum term of ten (10) months that can extend latest up to December 20, 2021.

(6)
On October 17, 2020, the Magic Nova commenced employment under a period time charter with Viterra Chartering B.V. (renamed from Glencore Agriculture B.V) at a gross daily charter rate of $10,400. This period time charter has a minimum term of six (6) months up to a maximum term of about nine (9) months.

Management of our Business
The vessels in our current fleet are technically managed by Pavimar S.A. (“Pavimar”), a company controlled by Ismini Panagiotidis, the sister of our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. Under the technical management agreements with our ship-owning subsidiaries, Pavimar provides us with a wide range of shipping services such as crew management, technical management, operational employment management, insurance arrangements, provisioning, bunkering, accounting services and audit support in exchange for a fixed daily fee of $600, which it may choose to subcontract to other parties at its discretion. The Capesize vessel that we have agreed to purchase will be technically managed by Pavimar upon its delivery to us.
Our vessels are co-managed by Castor Ships S.A. (“Castor Ships”), a company ultimately beneficially owned by our Chairman, Chief Executive Officer and Chief Financial Officer. Castor Ships manages our business overall and provides us with commercial, chartering and administrative services, including, but not limited to, securing employment for our fleet, arranging and supervising the vessels’ commercial operations, handling all of the Company’s vessel sale and purchase transactions, undertaking related shipping project and management advisory and support services, as well as other associated services requested from time to time by us and our ship-owning subsidiaries. In exchange for these services, we and our subsidiaries pay Castor Ships (i) a flat quarterly management fee in the amount of $0.3 million for the management and administration of our business, (ii) a daily fee of $250 per vessel for the provision of commercial services, (iii) a commission rate of 1.25% on all charter agreements arranged by Castor Ships and (iv) a commission of 1% per transaction in connection with any sale or purchase of vessels for the Company. The Capesize vessel that we have agreed to purchase will be commercially managed by Castor Ships.
Recent Developments
Announcement of Financial Results for the Third Quarter 2020

On November 11, 2020, we announced our financial results for the three months ended September 30, 2020.
•	Revenues, net: $2.8 million for the three months ended September 30, 2020, as compared to $1.2 million for the three months ended September 30, 2019, or a 133% period to period increase;
•	Net (loss)/income: Net loss of $580,153 for the three months ended September 30, 2020, as compared to net income of $244,229 for the three months ended September 30, 2019;
•	Loss per share: $0.0047 loss per share for the three months ended September 30, 2020, as compared to a loss per share of $0.02 for the three months ended September 30, 2019;
•	EBITDA: $0.1 million for the three months ended September 30, 2020, as compared to $0.5 million for the three months ended September 30, 2019, or a 80% period to period decrease;
•
Average fleet time charter equivalent (“TCE”) of $8,081 per day for the three months ended September 30, 2020, as compared to $10,412 for the three months ended September 30, 2019, or a 22% period to period decrease; and

•	Cash and restricted cash of $38.1 million as of September 30, 2020, as compared to $5.1 as of December 31, 2019, or a 654% period to period increase.
We cannot assure you that our results for the three months ended September 30, 2020 will be indicative of our financial results for future interim periods or for the full year ended December 31, 2020.
Equity transactions

On June 23, 2020, we entered into an agreement with Maxim Group LLC, or Maxim, acting as underwriter, pursuant to which we offered and sold 59,110,000 units, each unit consisting of (i) one common share or a pre-funded warrant to purchase one common share at an exercise price equal to $0.01 per common share (a “Pre-Funded Warrant”), and (ii) one Class A Warrant to purchase one common share (a “Class A Warrant”), for $0.35 per unit (or $0.34 per unit including a pre-funded warrant), or the June Equity Offering. The June Equity Offering, which closed on June 26, 2020, resulted in the issuance of 59,082,686 common shares and 59,110,000 Class A Warrants, which also included 7,710,000 over-allotment units pursuant to an over-allotment option that was exercised by Maxim on June 24, 2020. In connection with this offering, we raised gross and net cash proceeds of approximately $20.7 million and $18.6 million, respectively.
On July 12, 2020, we entered into agreements with certain unaffiliated institutional investors pursuant to which we offered 57,750,000 common shares in a registered offering. In a concurrent private placement, we also issued warrants to purchase up to 57,750,000 common shares (the “Private Placement Warrants”). In connection with this offering, which closed on July 15, 2020, we received gross and net cash proceeds of approximately $17.3 million and $15.6 million, respectively. Maxim acted as placement agent in this offering.
On December 30, 2020, we entered into agreements with certain unaffiliated institutional investors pursuant to which we offered 94,750,000 common shares and warrants to purchase 94,750,000 common shares (the “January 5 Warrants”) in a registered direct offering which closed on January 5, 2021. In connection with this offering, we received gross proceeds of approximately $18.0 million and net proceeds of approximately $16.4 million, net of estimated fees and expenses of approximately $1.6 million. Maxim acted as placement agent in the offering. Further, as of January 25, 2021, an aggregate of 68,750,000 January 5 Warrants have been exercised, for which we have received or expect to receive total gross proceeds of approximately $13.1 million.
On January 8, 2021, we entered into agreements with certain investors pursuant to which we offered 137,000,000 common shares and warrants to purchase 137,000,000 common shares (the “January 12 Warrants”) in a registered direct offering. In connection with this offering, which closed on January 12, 2021, we received gross proceeds of approximately $26.0 million and net proceeds of approximately $24.0 million, net of estimated fees and expenses of approximately $2.0 million. Maxim acted as placement agent in the offering. Further, as of January 25, 2021, an aggregate of 77,550,000 January 12 Warrants have been exercised, for which we have received or expect to receive total gross proceeds of approximately $14.7 million.
Vessel Acquisitions

On June 30, 2020, we announced the acquisition of the M/V Magic Rainbow, a 2007 Chinese-build Panamax dry bulk carrier for a purchase price of $7.85 million from an unaffiliated third-party seller. The M/V Magic Rainbow was delivered to us on August 8, 2020.
On July 29, 2020, we announced the acquisition of the M/V Magic Horizon, a 2010 Japan-built Panamax dry bulk carrier for a purchase price of $12.75 million from an unaffiliated third-party seller. The M/V Magic Horizon was delivered to us on October 9, 2020.
On October 1, 2020, we announced the acquisition of the M/V Magic Nova, a 2010 Japan-built Panamax dry bulk carrier for a purchase price of $13.86 million from an unaffiliated third-party seller. The M/V Magic Nova was delivered to us on October 15, 2020.
On January 20, 2021, we announced the acquisition of a 2006 Japanese-built Capesize dry bulk carrier for a purchase price of $17.5 million from an unaffiliated third-party seller. The acquisition is expected to be consummated by taking delivery of the vessel sometime in the end of the first quarter or beginning of the second quarter of 2021.

Nasdaq Listing Standards Compliance Update
On December 30, 2020, we announced that we received a notification letter from the Nasdaq Stock Market ("Nasdaq") granting us an additional 180-day extension, or until June 28, 2021, to regain compliance with Nasdaq’s minimum bid price requirement (the “Second Compliance Period”). We can cure this deficiency if the closing bid price of our common shares is $1.00 per share or higher for at least ten consecutive business days during the Second Compliance Period. We intend to regain compliance with the minimum bid price requirement within the Second Compliance Period considering all available options, including a reverse stock split. During this time, our common shares will continue to be listed and traded on the Nasdaq Capital Market.
Entry into $15.3 Million Debt Financing
On January 22, 2021, we, through two of our ship-owning subsidiaries, entered into a $15.3 million term loan facility with a European financial institution which we expect to draw down before the end of January 2021. The facility has a tenor of four years from the drawdown date, will bear interest at 3.30% plus LIBOR per annum, and will be secured by first mortgages on two of our dry bulk vessels.
Update on Shares Issued and Outstanding
As of January 25, 2021, and after giving effect to the issuance of common shares underlying our currently exercised January 5 and January 12 Warrants, we will have 509,262,376 issued and outstanding common shares, 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares. As of the same date, our Chairman, Chief Executive Officer and Chief Financial Officer beneficially owned approximately 0.2% of the issued and outstanding common equity interests in the Company and 100% of the issued and outstanding Series B Preferred Shares. Our Chairman, Chief Executive Officer and Chief Financial Officer does not own any Series A Preferred Shares. Each Series B Preferred Share has the voting power of 100,000 common shares and, by virtue of the voting power granted by the Series B Preferred Shares, our Chairman, Chief Executive Officer and Chief Financial Officer currently retains control over the Company.
Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands in September 2017. Our registered office in the Marshall Islands is located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. Our registered agent in the Republic of the Marshall Islands at such address is The Trust Company of the Marshall Islands, Inc. Our principal executive office is located at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus. Our principal executive office telephone number is + 357 25 357 767. Our corporate website address is www.castormaritime.com. The information contained on our website does not constitute part of this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and any prospectus supplement, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 31, 2020, or our Annual Report, as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.
Risks Related to the Ownership of our Common Shares
We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders' ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments (if any).
Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:
•	our existing shareholders' proportionate ownership interest in us would decrease;
•	the proportionate amount of cash available for dividends payable on our common shares (as and if declared) could decrease;
•	the relative voting strength of each previously outstanding common share could be diminished; and
•	the market price of our common shares could decline.
In addition, we may be obligated to issue additional common shares upon the exercise of the remaining unexercised warrants that we issued on June 26 and July 15 of 2020 and on January 5 and January 12 of 2021 and to the extent that these warrants remain outstanding. As of January 25, 2021, the aggregate number of additional shares that we may issue pursuant to warrant exercises and after giving effect to all January 5 and January 12 Warrants exercised as of such date is approximately 199,290,500.
Our issuance of additional common shares upon the exercise of such warrants would cause the proportionate ownership interest in us of our existing shareholders, to decrease; the relative voting strength of each previously outstanding common shares held by our existing shareholders to decrease; and, depending on our share price when and if these warrants or notes are exercised, may result in dilution to our shareholders.
Future issuances or sales, or the potential for future issuances or sales, of our common shares and warrants may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of our common shares and warrants and we may do so in the future. Shares and warrants to be issued in future equity offerings could cause the market price of our common shares to decline, and could have an adverse effect on our earnings per share. In addition, future sales of our common shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.
The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our largest shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.

Our Articles of Incorporation authorizes our Board of Directors (which we refer to herein as the Board) to, among other things, issue additional shares of common or preferred shares or securities convertible or exchangeable into equity securities, without prior shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

We issued 918,112, 127,894,264 and 378,050,000 common shares during 2019, 2020 and 2021, respectively, through various transactions. Shareholders may experience significant dilution as a result of our offerings.

We have already sold large quantities of our common shares pursuant to previous public and private offerings of our equity and equity-linked securities. We also have 480,000 Series A Preferred Shares outstanding and 12,000 Series B Preferred Shares outstanding. Excluding the January 5 and January 12 Warrants that have been exercised as of January 25, 2021, we have additional outstanding warrants immediately prior to this offering that may obligate us to issue up to an additional 199,290,500 common shares, in aggregate, upon the exercise of these warrants in full.
Purchasers of the common shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, debt prepayments, future vessel acquisitions, redemptions of our Series A Preferred Shares, without shareholder approval, in a number of circumstances. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested. The issuance of additional shares of common shares or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders' proportionate ownership interest in us will decrease;
•	the per share amount of cash available for dividends on our common shares (as and if declared) may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of the shares of our common shares may decline.
General Risk Factors
Major outbreaks of diseases (such as COVID-19) and governmental responses thereto could adversely affect our business.
The COVID-19 pandemic that began in early 2020 has negatively affected economic conditions, the supply chain, the labor market, the demand for shipping regionally as well as globally and may otherwise impact our operations and the operations of our customers and suppliers. Governments in affected countries have imposed travel bans, quarantines and other emergency public health measures. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. These restrictions, and future prevention and mitigation measures, have had and are likely to continue to have an adverse impact on global economic conditions, which could materially and adversely affect our future operations. It is impossible to predict the course the virus will take, how governments will continue to respond to the virus and how quickly effective vaccines currently in production can be distributed on a large-scale basis, and how the behavior of our clients will change, if at all, due to the coronavirus pandemic’s economic shock.
The extent of COVID-19's impact on our financial and operational results, which may be material, will depend on the length of time that the pandemic continues and whether subsequent waves of the infection happen. Uncertainties regarding the economic impact of the COVID-19 pandemic are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows.

Governments have approved and are continuing to approve large stimulus packages to mitigate the effects of the sudden decline in economic activity caused by the pandemic; however, we cannot predict the extent to which these measures will be sufficient to restore or sustain the business and financial condition of companies in the shipping industry. These measures, though contemplated to be temporary in nature, may continue and increase as countries attempt to contain the outbreak or any reoccurrences thereof.
Effects of the current pandemic may continue to include generally, among others:
•	deterioration of economic conditions and activity and of demand for shipping;
•
operational disruptions to us or our customers due to worker health risks and the effects of new regulations, directives or practices implemented in response to the pandemic (such as travel restrictions for individuals and vessels and quarantining and physical distancing);

•
potential delays in (a) the loading and discharging of cargo on or from our vessels, (b) vessel inspections and related certifications by class societies, customers or government agencies and (c) maintenance, modifications or repairs to, or drydocking of, our existing vessels due to worker health or other business disruptions;

•	reduced cash flow and financial condition, including potential liquidity constraints;
•	potential reduced access to capital as a result of any credit tightening generally or due to continued declines in global financial markets;
•	potential reduced ability to opportunistically sell any of our vessels on the second-hand market, either as a result of a lack of buyers or a general decline in the value of second-hand vessels;
•	potential decreases in the market values of our vessels and any related impairment charges or breaches relating to vessel-to-loan financial covenants;
•	potential disruptions, delays or cancellations in the construction of new vessels, which could reduce our future growth opportunities; and
•
potential non-performance by counterparties relying on force majeure clauses and potential deterioration in the financial condition and prospects of our customers, joint venture partners or other business partners.

While it is not possible to fully assess the overall impact that COVID-19 will have on our financial condition and operations and on the dry bulk industry in general and despite our belief that we have been able to re-charter our open-for-renewal vessels at improved rates compared to the prevailing market rates, we assess that the dry bulk charter rates have been reduced significantly as a result of COVID-19 and that the dry bulk industry in general and our Company specifically are likely to continue to be exposed to volatility in the near term. Indicatively, vessels in our Fleet which came up for charter renewal in the 2020 were employed at comparably less favorable charter rates than those achieved during 2019 and those expected before the COVID-19 pandemic.
Further, containment measures and quarantine restrictions adopted by many countries worldwide have caused significant impact on our ability to embark and disembark crew members and on our seafarers themselves. As a result, since the outbreak of COVID-19 and as of the date of this prospectus, we have encountered certain prolonged delays and surrounding complexities in embarking and disembarking crew onto our ships which further resulted in increased operational costs and decreased revenues by reason of off-hires associated with crew rotation and related logistical complications associated with supplying our vessels with spares or other supplies.
Given the dynamic and uncertain nature of socioeconomic and political circumstances arising from the COVID-19 pandemic, the duration of business disruption and the related financial impact cannot be reasonably estimated at this time, but could materially affect our business, results of operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed herein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.
The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
In addition to these assumptions and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the following:
•	dry bulk market trends, including fluctuations in charter rates, factors affecting supply and demand, and opportunities for the profitable operations of dry bulk carriers;
•	our future financial condition or results of operations and our future revenues and expenses;
•
the impact of public health threats and outbreaks of highly communicable diseases, including the length and severity of the current worldwide novel coronavirus and related disease pandemic (which we refer to herein as COVID-19);

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;
•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;
•	our continued ability to enter into time or voyage charters with existing and new customers, and to re-charter our vessels upon the expiry of the existing charters;
•	changes in our operating expenses, including bunker prices, dry-docking and insurance costs;
•
our ability to fund future capital expenditures and investments in the acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including dry-docking, surveys, upgrades and insurance costs;
•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;
•	our ability to realize the expected benefits from our vessel acquisitions;
•	vessel breakdowns and instances of off-hire;

•	potential conflicts of interest involving members of our Board and our senior management;
•	potential liability from pending or future litigation;
•	potential exposure or loss from investment in derivative instruments (if any);
•	changes in supply and demand in the dry bulk shipping industry, including the market for our vessels and the number of newbuildings under construction;
•	the strength of world economies;
•	stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in seaborne and other transportation;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents, political events, international hostilities and instability, piracy or acts by terrorists;
•	our business strategy and other plans and objectives for future operations;
•	future sales of our securities in the public market;
•	the impact of the discontinuance of LIBOR after 2021 on interest rates of our debt that reference LIBOR;
•	our ability to successfully complete the acquisition of the vessels we have agreed to purchase and the integration of those vessels into our fleet;
•	the impact of adverse weather and natural disasters; and
•
other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the SEC, including our most recent Annual Report, which is incorporated by reference into this prospectus.

You should not place undue reliance on forward-looking statements contained in this prospectus because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus.
Any forward-looking statements contained herein are made only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all or any of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS
Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, working capital, to make vessel or other asset acquisitions or for general corporate purposes or a combination thereof.

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands, and substantially all of our assets are located outside of the United States. Our principal executive office is located in Cyprus. In addition, all of our directors and officers are non-residents of the United States, and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Republic of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so.

CAPITALIZATION
Each prospectus supplement will include information on the Company's consolidated capitalization.

PLAN OF DISTRIBUTION
We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•
trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

In addition, we may enter into options or other types of transactions that require us to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.  As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by us pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to the securities offered and sold under this Registration Statement.
If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a Financial Industry Regulatory Authority, or FINRA, member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF SHARE CAPITAL
The description of our Articles of Incorporation is incorporated by reference from our registration statement on Form F-4 (Registration No. 333-224242), which was filed with the Securities and Exchange Commission on April 11, 2018 and to which our Articles of Incorporation were filed as Exhibit 3.1 thereto and hereby incorporated by reference into this prospectus. For a full description of the terms and rights of our capital stock, please see “Item 10. Additional Information—B. Memorandum and Articles of Association” of our Annual Report incorporated by reference herein.
Purpose
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Articles of Incorporation and Bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Under our Articles of Incorporation, our authorized capital stock consists of 1,950,000,000 common shares, par value $0.001 per share, of which 509,262,376 common shares are (or will be following the issuance of common shares underlying all January 5 and January 12 Warrants exercised as of January 25, 2021) issued and outstanding as of January 25, 2021, and 50,000,000 preferred shares, par value $0.001 per share, of which 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares are currently issued and outstanding. We have also designated 3,000 shares as Series C Participating Preferred Shares, none of which are outstanding as of the date of this prospectus.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we have issued in the past or which we may issue in the future.
Share History
On September 22, 2017, we entered into an exchange agreement, or the Exchange Agreement, with Spetses Shipping Co., or Spetses, and its shareholders. Under the terms of the Exchange Agreement, we issued 2,400,000 common shares, 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares of the Company in exchange for all of the issued and outstanding common shares of Spetses.
On November 21, 2017, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a stockholder rights plan, as set forth in a Stockholders Rights Agreement dated as of November 20, 2017, by and between us and American Stock Transfer & Trust Company, LLC, as rights agent. For more information, please see "Item 10. Additional Information—B. Memorandum and Articles of Association—Stockholders Rights Agreement" in our Annual Report. In connection with the Stockholders Rights Agreement, we designated 3,000 shares as Series C Participating Preferred Shares, none of which are outstanding as of the date of this prospectus.
On June 28, 2019, we entered into an Equity Distribution Agreement with Maxim, as sales agent, under which we may offer and sell, over a minimum period of 12 months through Maxim, up to $10.0 million of our common shares. As of the date of this prospectus, we have sold 618,112 common shares pursuant to the Equity Distribution Agreement.
On October 10, 2019, we reached an agreement with all of the holders of our Series A Preferred Shares to waive until December 31, 2021 all due and overdue dividends and to adopt and to Amend and Restate the Statement of Designations of our Series A Preferred Shares, or the Series A Agreement. Pursuant to the Series A Agreement, on October 17, 2019, we issued 300,000 common shares to the holders of the Series A Preferred Shares in exchange for the waiver of approximately $4.3 million worth of dividends accumulated on the Series A Preferred Shares, for the period since their original issuance to June 30, 2019.

On January 27, 2020, we entered into a securities purchase agreement with YAII PN, LTD, or the Investor, pursuant to which we agreed to sell and the Investor agreed to purchase up to three Convertible Debentures for a maximum aggregate price of $5.0 million (the “Convertible Debentures”), further discussed under Item 5.B - Our Borrowing Activities of our Annual Report. As of the date of this prospectus, the Investor converted the full $5.0 million principal amount and $0.1 million of interest under the Convertible Debentures for 8,042,078 common shares.
On June 26, 2020, we completed an underwritten public offering of 59,110,000 units of the Company, each unit consisting of (i) one common share, par value $0.001 per share or a pre-funded warrant to purchase one common share at an exercise price equal to $0.01 per common share, and (ii) one Class A Warrant to purchase one common share, for $0.35 per unit (or $0.34 per unit including a pre-funded warrant). At the time of the closing, the underwriters exercised and closed on their over-allotment option, and purchased an additional 7,710,000 common shares and 7,710,000 Class A Warrants. The Class A Warrants have an exercise price of $0.35 per share and expire five years from the date of issuance. As of the date of this prospectus, 3,019,500 of the Class A Warrants were exercised for 3,019,500 common shares resulting in gross proceeds to the Company of $1.1 million.
On July 12, 2020, we entered into a securities purchase agreement with certain unaffiliated institutional investors to issue 57,750,000 of our common shares in a registered direct offering and 57,750,000 Private Placement Warrants to purchase common shares in a concurrent private placement that closed on July 15, 2020, for a purchase price of $0.30 per common share and Private Placement Warrant. As of the date of this prospectus, none of the Private Placement Warrants were exercised.
On December 30, 2020, we entered into a securities purchase agreement with certain unaffiliated institutional investors to issue 94,750,000 of our common shares and 94,750,000 January 5 Warrants in a registered direct offering that closed on January 5, 2021. As of January 25, 2021, an aggregate of 68,750,000 January 5 Warrants have been exercised, for which we have received or expect to receive total gross proceeds of approximately $13.1million and to issue an aggregate of 68,750,000 common shares.
On January 8, 2021, we entered into a securities purchase agreement with certain unaffiliated institutional investors to issue 137,000,000 of our common shares and 137,000,000 January 12 Warrants in a registered direct offering that closed on January 12, 2021. As of January 25, 2021, an aggregate of 77,550,000 January 12 Warrants have been exercised, for which we have received or expect to receive total gross proceeds of approximately $14.7 million and to issue an aggregate of 77,550,000 common shares.

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the SEC under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General
We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;
•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
•	whether the debt securities will be our senior or subordinated securities;
•	whether the debt securities will be our secured or unsecured obligations;
•	the applicability and terms of any guarantees;
•
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;
•	whether the debt securities will be issued in the form of global securities or certificates in registered form;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the debt securities; and
•	any other special features of the debt securities.
Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.
Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	our ability to incur either secured or unsecured debt, or both;
•	our ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:
(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
(2)
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(4)
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
(6)
makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;
will be effective against any holder without his consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.
Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium at maturity;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which
•	continues for 60 days after we receive notice of the default;
•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.
Form of Debt Securities
Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either in registered form, where our obligation runs to the holder of the security named on the face of the security, or in bearer form, where our obligation runs to the bearer of the security.
Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.
Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.
Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest in that registered global security, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders of a registered global security or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability to owners of beneficial interests for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
We expect that the indenture will provide that if the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will be required to issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the indenture is expected to allow us to decide, at any time and in our sole discretion, to not have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., as DTC's nominee.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase any of our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the number and type of our securities purchasable upon exercise of such warrants;
•	the price at which our securities purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each shareholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see the section entitled “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities.  The applicable prospectus supplement will describe the terms of the offered units.  We expect that such terms will include, among others:
•
the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

TAX CONSIDERATIONS
You should carefully read the discussion of the material Marshall Islands and U.S. federal income tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section entitled “Taxation” of our Annual Report incorporated by reference herein.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee		$76,370
FINRA filing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

* To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.
EXPERTS
The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.
Government Filings

We file annual and special reports within the SEC. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our filings are also available on our website at http:// www.castormaritime.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the SEC's website is not part of this prospectus.
Information Incorporated by Reference

The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference in this prospectus the documents listed below which have been filed with the SEC:
•
Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 31, 2020, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Report on Form 6-K filed with the SEC on September 11, 2020 which includes the unaudited consolidated interim financial statements and related Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company for the six months ended June 30, 2020 with the exclusion of Exhibit 99.2;

•	Report on Form 6-K furnished the SEC on October 1, 2020;
•	Report on Form 6-K furnished to the SEC on October 7, 2020;
•	Report on Form 6-K furnished to the SEC on October 14, 2020;
•	Report on Form 6-K furnished to the SEC on October 20, 2020;
•	Report on Form 6-K furnished to the SEC on October 23, 2020;
•	Report on Form 6-K furnished to the SEC on November 12, 2020 with the exclusion of the quote attributed to the Company's CEO;
•	Report on Form 6-K furnished to the SEC on November 16, 2020;
•	Report on Form 6-K furnished to the SEC on November 27, 2020;
•	Report on Form 6-K furnished to the SEC on December 31, 2020;
•	Report on Form 6-K furnished to the SEC on December 31, 2020;
•	Report on Form 6-K furnished to the SEC on January 5, 2021;
•	Report on Form 6-K furnished to the SEC on January 12, 2021;
•	Report on Form 6-K furnished to the SEC on January 20, 2021; and
•	Report on Form 6-K furnished to the SEC on January 25, 2021.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above-mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:
Castor Maritime Inc.
Attn: Petros Panagiotidis
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens,
3036 Limassol
Cyprus
+ 357 25 357 767

These reports may also be obtained on our website at www.castormaritime.com. None of the information on our website is a part of this prospectus supplement or the accompanying prospectus.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Part II
Information Not Required in the Prospectus
Item 8.	Indemnification of Directors and Officers
I. Article VIII of the Bylaws of the Registrant provides as follows:
1.
Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:
1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits
The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.
Item 10.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) — (f) [Reserved].
(g) — (k) Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Limassol, country of Cyprus on January 26, 2021.
CASTOR MARITIME INC.

By:	/s/ Petros Panagiotidis
Name: Petros Panagiotidis
Title: Chairman, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Edward S. Horton, Gary J Wolfe and Andrei Sirabionian his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on January 26, 2021.
Signature	Title

/s/ Petros Panagiotidis	Chairman, Chief Executive Officer, Chief Financial Officer and Class C Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Petros Panagiotidis

/s/ Dionysios Makris	Secretary and Class B Director
Dionysios Makris

/s/ Georgios Daskalakis	Class A Director
Georgios Daskalakis

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on January 26, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

Exhibit Index
Exhibit Number	Description

1.1	Form of Underwriting Agreement (for equity securities)(1)

1.2	Form of Underwriting Agreement (for debt securities)(1)

4.1	Form of Common Share Certificate(2)

4.2	Form of Preferred Share Certificate(1)

4.3	Stockholders Rights Agreement(3)

4.4	Form of Warrant Agreement(1)

4.5	Form of Purchase Contract(1)

4.6	Form of Senior Indenture

4.7	Form of Subordinated Indenture

4.8	Form of Unit Agreement(1)

4.9	Form of Rights Agreement(1)

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company.

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters.

23.1	Consent of Independent Registered Public Accounting Firm (Deloitte Certified Public Accountants S.A.).

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.1 and 8.1).

24.1	Power of Attorney (contained on signature page to the registration statement).

25.1	Form of T-1 Statement of Eligibility (senior indenture)(1)

25.2	Form of T-1 Statement of Eligibility (subordinated indenture)(1)

(1)	To be filed as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 and incorporated by reference into this registration statement.

(2)	Incorporated by reference to Exhibit 2.1 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.

(3)	Incorporated by reference to Exhibit 4.2 to the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.